UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2005

INTERNAP NETWORK SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27265	91-2145721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Williams Street, Atlanta, Georgia	30303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(404) 302-9700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On September 30, 2005, the Board of Directors of Internap Network Services (“Internap” or the “Company”) took the actions below:

Employment Agreement with James DeBlasio

The Board of Directors of Internap entered into an Employment Agreement with James DeBlasio regarding the terms of Mr. DeBlasio's employment as President and Chief Operating Officer of the Company, effective September 30, 2005.

According to the terms of the agreement, Mr. DeBlasio is entitled to receive a base salary of $320,000 on an annualized basis and a one-time signing bonus of $100,000. Mr. DeBlasio shall not participate in the Company’s 2005 Annual Executive Incentive Plan but will be paid a bonus for calendar year 2006 of at least $150,000, subject to the terms of the Company’s 2006 annual incentive plan for executives. Further, the Board granted Mr. DeBlasio (i) an option to purchase 5,000,000 shares of common stock, with 25% vested as of September 30, 2005 but not exercisable until September 30, 2006, with the remainder to vest over four years in equal installments on each of the first four anniversaries after September 30, 2005, and (ii) 1,000,000 restricted shares of common stock of the Company, with 50% to vest twelve months after the commencement of his employment and the remainder to vest over three years in equal installments on each of the first three anniversaries after September 30, 2006, all such vesting contingent upon Mr. DeBlasio's continued employment with the Company on the applicable vesting dates.

The agreement also provides that upon the involuntary termination of his employment by the Company without “cause” (as defined therein) prior to 12 months after the date of commencement of his employment, Mr. DeBlasio shall receive a cash severance payment equal to one and one-half (1-1/2) times his then-current base salary, and his unvested options and additional equity compensation shall vest and become exercisable. Upon the involuntary termination of his employment by the company without “cause” (as defined therein) on or after 12 months following the date of commencement of his employment, Mr. DeBlasio shall receive a cash severance payment equal to one and one-half (1-1/2) times his then-current base salary. If Mr. DeBlasio’s employment is terminated either by the Company without "cause" (as described therein) or as a result of a "involuntary termination" (as described therein) within twelve months after a "change of control" (as defined therein), instead of the severance benefits previously described, the Company shall pay Mr. DeBlasio a severance payment equal to two (2) times the sum of his then-current base salary and maximum target bonus, and all of his then-unvested options and additional equity compensation will vest and become exercisable.

The foregoing description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

2005 Annual Executive Incentive Plan

The Company's Board of Directors approved the final terms of the 2005 Annual Executive Incentive Plan.  Under this Plan, all eligible employees at the level of Vice President or above, including each executive officer, would be eligible at fiscal 2005 year end for the award of a cash bonus. The cash bonus of each executive officer is determined according to a formula, with a target award level expressed as a percentage of salary, which is then adjusted by the level of achievement of the following factors: company financial performance (based on gross profit and EBITDA targets and year-over-year revenue growth) and individual performance.  Actual bonuses may be greater or less than the target award level based on the level of achievement of these foregoing factors as ultimately determined by the Board. No bonus is payable under this Plan unless the Company meets or exceeds certain gross profit and EBITDA targets established by the Board.

The target award level for each executive officer is set forth below:

Name	Target Award Level
Greg Peters	50%
David Buckel	40%
David Abrahamson	40%

Item 5.02        DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(c) On September 30, 2005, Internap announced the appointment of James DeBlasio, 50, as President and Chief Operating Officer of Internap, effective September 30, 2005. Mr. DeBlasio has served as a director of Internap since July 2003. He also previously served as Chairman of the Audit Committee and member of the Nominations and Governance Committee of Internap’s Board of Directors, until he resigned from these committee appointments as of September 30, 2005. Mr. DeBlasio most recently served as Financial Vice President and Chief Financial Officer of the wireline and wireless product portfolio of Lucent Technologies, a network communications equipment provider. Prior to that, from 2002 to 2003, he was Financial Vice President for Lucent’s Mobility Solutions Group. He served as Financial Vice President—Corporate Planning and Analysis for Lucent from 2001 to 2002, as Chief Financial Officer of Lucent’s Optical Networking Group from 2000 to 2001 and as Financial Vice President and Chief Financial Officer of Lucent’s Wireless Networks Group from 1997 to 2000. The terms of the Employment Agreement between Internap and Mr. DeBlasio are described in Item 1.01 above and are qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement dated as of September 30, 2005 between Internap Network Services and James DeBlasio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION (Registrant) By: /s/ Dorothy An Name: Dorothy An Title: Vice President and General Counsel

Date: October 6, 2005

Exhibit Index

10.1	Employment Agreement dated as of September 30, 2005 between Internap Network Services and James DeBlasio.